Exhibit 99.2  Transcript of conference call

RadNet, Inc.
First Quarter 2011 Earnings
May 10, 2011

Operator:                                        Please stand by.  Good day, ladies and gentlemen.  Welcome to RadNet Incorporated First Quarter 2011 Earnings Conference.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time.  I would like to remind everyone that today's conference is being recorded.

I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated.  Please go ahead, sir.

Mark Stolper:                                Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's first quarter 2011 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and myself.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursements from diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA from the acquired operations as estimated, among others, are successfully looking—forward-looking statements within the meaning of the Safe Harbor Act.

Forward-looking statements are based upon management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein.  These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31st, 2010, and RadNet's quarterly report on Form 10-Q for the three month period March 31s, thee.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger:                      Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today's call, Mark Stolper and I plan to provide you with highlights from our first quarter the results, give you more insight into factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with the beginning of our 2011 fiscal year for a variety of reasons.  First our performance both on an aggregate and same center basis showed material improvement over first quarter of 2010.  As Mark will detail in his upcoming remarks, on an aggregate basis, we drove double-digit revenue and adjusted EBITDA growth, substantially reduced our net loss, experienced 5.8% same center volume growth and increased the adjusted EBITDA margin of our imaging center operations by almost 150 basis points.  With this quarter's results, our trailing twelve month adjusted EBITDA has increased by over $5 million to 111.4 million, a figure that is above the low end of our 2011 guidance level.

Like last year, in this first quarter, we faced the effects of seasonality related to adverse weather conditions in the Northeast, and the effect that deductible programs have on lowering healthcare services, utilization at the start of the year.  Despite these typical first quarter headwinds, our performance gives us reasons to be encouraged.  While it is too early to tell whether we are experiencing a recovery within the broader economy and within healthcare in general, we believe that some of the increased volume comes from taking share away from our competitors in local markets.  This is evidenced when we perform due diligence on competitive centers in our markets, and in most instances, they are enjoying the same improvement, if at all, in their operating and financial metrics.

The second reason I am pleased with our business in this first quarter is that we are beginning to see some cross-over marketing opportunities as a result of the recent diversification strategies, specifically our entrances into radiology software IT, teleradiology and our focus on hospital and health system partnerships.  Through the relationships we have made during the three decades of RadNet's opening and operating freestanding imaging centers, we are uncovering opportunities for our newly acquired businesses.  Many of the new business opportunities in our sales pipeline for the Imaging On Call and eRAD divisions have come about through existing RadNet relationships.  In essence, we are seeing the beginnings of our diversified businesses complementing and feeding off each other.  Although our eRAD and Imaging On Call businesses remain small, we have great reason to be optimistic about their futures, each operates in over a billion dollar industries that are now available to RadNet.

And lastly, I am particularly encouraged by what I saw in the first quarter surrounding the transformation we began last year positioning RadNet as a total radiology solutions partner of choice.  I view this transformation as an important factor in enhancing our future success.  With the acquisitions of eRAD and Imaging On Call, along with our PressLink Oncology operations, we now have what we believe are key components of augmenting our strategies related to partnering with hospitals and ultimately being part of accountable care organizations in joint ventures regardless of their geography.

Outside of jointly owning and operating outpatient imaging centers with hospitals, health systems or ACOs, we are excited about being able to offer a portfolio of solutions which include various management services for outpatient and inpatient imaging (sp?) operations, solution software and professional radiology services including teleradiology and on-site staffing.   We are currently engaged in discussions with health system partners that may alter the imaging landscape of several of the communities in which we currently operate.  The potential partnerships (inaudible) on RadNet to provide combinations of information technology, teleradiology, in-house radiology staffing and in some cases oncology services to the contemplated ventures.  The diversified revenue streams makes these partnerships far more lucrative and attractive to us, while our diversified capabilities are able to address many of the issues our partners may have.  We hope to be in a position to announce some of these initiatives and relationships as 2011 progresses.

We remain excited about the future for our business.  Imaging remains a key part of the healthcare delivery system.  Imaging is squarely in keeping with the focus of medicine with respect to the early detection and diagnosis of disease and the focus on preventative and non-invasive techniques.  Over the coming years, RadNet, with its expanding size and scope, has the opportunity to affect the way imaging is delivered in certain regional markets.  RadNet is emerging is as the efficient low-cost operator in our markets and we have positioned ourselves to address all the needs of any potential partner, whether it is a hospital, health system, payor or a accountable care organization.

At this time, I'd like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our first quarter 2011 performance.  When he's finished, I will make some closing remarks.

Mark Stolper:                                 Thank you, Howard.  I'm now going to briefly review our first quarter 2011 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance.  Lastly, I will reaffirm our previously announced 2011 financial guidance levels.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes earnings—or equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2011 results.

We were pleased with the performance of the business this quarter.  For the three months ended March 31st, 2011, RadNet reported revenue and adjusted EBITDA of $146.2 million and $25.7 million, respectively.  Revenue increased $22 million or 17.7% over the prior year's same quarter and adjusted EBITDA increased $5.2 million or 25.2% over the prior year's same quarter.  Typically, our first quarter is our most challenging quarter due to two primary factors.  First, almost half of our operations are located in the Northeast, which is prone to adverse weather conditions which effectively reduced patient visits.  This year, we experienced difficult weather conditions in our New York and New Jersey operations in January and February.  Second, we've noted an increase participation by patient in higher deductible health plans. The result is that we've observed that more patients typically delay services to later in the year when they have utilized all or part of their out-of-pocket expenditures.  Despite these two factors, our results this quarter showed material improvement from last year's first quarter.  We experienced a double-digit improvement in our revenue and adjusted EBITDA, we narrowed our loss in the quarter substantially from last year's first quarter and our same center performance was strong.

Although the increase in revenue and adjusted EBITDA from the first quarter of last year was partially driven by procedural volume increases from acquired entities, the same center procedural volume increased 5.8% as compared to the first quarter of 2010.  After seeing same center procedural volume declines in each of the first three quarters of 2010 as compared with those quarters in 2009, we now have seen same center volumes increase in each of the last two quarters.  This improvement gives us encouragement for the remainder of 2011.  At this time it is too early to tell whether our results are indicative of a broader recovery in the healthcare services utilization.  Furthermore, we are encouraged from our early volume reports we've seen in April, and we have reason to think this improvement trend will continue.  Based upon our volume comparison with our competitors, our conclusion is that we are picking up share in our local markets in what remains a difficult operating environment.

For the first quarter of 2011 as compared with the prior year's quarter, aggregate MRI volume increased 22.1%, CT volume increased 14.1% and PET/CT volume decreased 0.7%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 17% over the prior year's first quarter.

In the first quarter of 2011, we performed 891,411 total procedures.  The procedures were consistent with our multimodality approach, whereby 78% of all the work we did by volume was from routine imaging.  Our procedures in the first quarter of 2011 were as follows: 107,153 MRIs as compared with 87,737 MRIs in the first quarter of 2010; 83,427 CTs as compared with 73,122 CTs in the first quarter of 2010; 5,289 PET/CTs as compared with 5,324 PET/CTs in the first quarter of 2010; and 695,542 routine imaging exams versus 595,931 of all these exams in the first quarter of 2010.

Net income for the first quarter of 2011 was -876,000 or -$0.02 per share compared to a net loss of -4.1 million or -$0.11 per share reported for the three-month period ended March 31st, 2010.  This is based upon a weighted average number of shares of 37.3 million and 36.4 million shares for these periods in 2011 and 2010, respectively.  This improvement represents an improvement in net income for the quarter of approximately $3.2 million.

Affecting our operating results in the first quarter of 2011 were certain other non-cash expenses and non-recurring items, including $1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants, $145,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions, $259,000 loss on the sale of certain capital equipment, $748,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities, $500,000 gain based upon property and casualty insurance settlement proceeds and $1.1 million fair value gain from our interest rate swaps net of amortization of accumulated comprehensive loss existing prior to April 6, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2011 was $12.9 million.  This compares with GAAP interest expense in the first quarter of 2010 of $10 million.  The increase is primarily due to the approximately $68 million of incremental net debt on our books resulting from increased borrowings from our April 2010 refinancing transaction and slightly higher interest rates on our credit facilities and senior unsecured notes as compared to our previously outstanding facilities.  Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to fair value adjustments of interest rate hedges and accrued interest, cash paid during the first quarter of 2011 for interest was $6.3 million compared to $9.3 million for the same period last year.  The decline in cash paid for interest was primarily due to the result of the timing of our semi-annual interest payment on our senior unsecured notes, which we raised subsequent to the first quarter of 2010, and for which we had no interest payments during the first quarter of 2011.  For the first quarter of 2011, provision for bad debt expense was 5.41% of our revenue compared to 6% for the average of that metric for the full year of 2010.

With regards to our balance sheet, as of March 31st, 2011, we had $513.8 million of net debt, which is total debt less our cash balance, and we were drawn $15.9 million on our $100 million revolving line of credit, primarily the result of our acceleration of cash, cash expenditures and the purchase of Imaging On Call and other acquisitions in the first quarter of 2011.  This is an increase in our net debt of $9.9 million compared with December 31st, 2010.  Since December 31st, 2010, accounts receivable increased approximately $8.6 million, primarily the result of accounts receivable from acquired entities during the first quarter, the effects of deductibles in the beginning of the year and from holding certain billings related to the CT of the abdomen and pelvis of specific payors with whom we are in negotiation regarding the pricing of these procedures.

Our net days sales outstanding, or DSOs, increased by one day to 55 days as compared with the fourth quarter of 2010.  The small increase in our DSO is typical in the first quarter because of the cash-delaying effects of collecting deductibles at the beginning of the year from patients.

Our accounts payable and accrued expenses increased to $8.6 million to $91.2 million in the first quarter of 2011.  Much of this increase is attributable to accrued interest on our senior unsecured notes related to the interest payment we made on April 1st, subsequent to the quarter end, and an increase in accrued payroll simply from the timing of our employee pay period relative to the end of the quarter.   During the first quarter of 2011, we repaid $6.5 million of notes and leases payable and had cash, capital expenditures net of asset dispositions, of $15.6 million.

At this time, I'd like to reaffirm our 2011 fiscal year guidance levels, which we released in March as part of our 2010 fourth quarter and full year earnings press release.  For our 2011 fiscal year, our guidance ranges are as follows:  revenue, 575 million to $605 million; adjusted EBITDA, 110 million to $120 million; capital expenditures, $35 million to $40 million; cash interest expense, 45 million to $49 million; and free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, our guidance range is 25 million to $35 million.  We are tracking so far according to our plan to achieve our guidance.  Incorporating our results this quarter on a trailing twelve month basis, we are already approaching the low end of our 2011 guidance ranges, with 570 million—$570.6 million of revenue.  With respect to our adjusted EBITDA, we are already within our guidance range on a trailing twelve month basis.  Our trailing twelve month adjusted EBITDA is currently $111.4 million.

At this time, we have little to report on the reimbursement front.  As we reported with our 2011 guidance in March, although the rates in the Medicare fee schedule have a neutral effect on our reimbursement for our Medicare book of business, representing about 20% of our revenue, changes made to the bundling of certain CT CPT codes will result in a cut to us of approximately $3 million in our Medicare book of business.  Specifically, when we received and analyzed the final Medicare CPT codes in the first quarter of this year, we learned that CMS has bundled the codes for the CT of the abdomen and the CT of the pelvis when these procedures are performed in the same session on the same patient.  Prior to this change, we were reimbursed for each exam separately, but such reimbursement was subject to the contiguous body part reduction.  As discussed in March, in our guidance, we have allowed for significant private payor adoption of the bundling of these codes.  Although we continue to negotiate with certain payors at this time, we cannot quantify accurately what revenue cut we will face from private insurance in 2011 from this bundling issue.  The midpoint of our guidance assumes a $5 million impact from private payors.  We should be in a position to more accurately assess this estimation when we report our second quarter results in approximately 90 days.

I'd like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:                      Thank you, Mark.  As indicated by the positive tone and enthusiasm of our prepared remarks, we are expecting 2011 to be a dynamic year for RadNet.  In my opening remarks, I spent a fair amount of time discussing our recent entry into the teleradiology and radiology information technology businesses, and the importance of these businesses to our future strategy and growth opportunities; however, we are equally excited about the prospects for our core business of owning and operating fixed imaging site facilities.  The prospects for acquisition of fixed imaging centers today remain plentiful and attractive with target multiples of EBITDA at historical lows.  We continue to identify opportunities to acquire small operators in our markets at three to four times trailing EBITDA.  The availability of these opportunities has remained steady, and in the vast majority of cases, we are the only capable and interested purchaser.

Scale, capitalization and business acumen continue to be the major factors and the attractiveness of RadNet as a prospective partner for these small operators and radiology groups.  It is clear to most in our industry that there will be fewer imaging centers five years from now and if the wave of consolidation will continue further into the future.  Over the coming quarters, we will continue to distance ourselves from our competitors, by capitalizing on an operating environment that is challenged by low reimbursement, competition, constrained availability of capital and uncertainty with respect to healthcare legislation.  We believe the larger, more efficient regionally focused operators will continue to have success, and thus, this will remain our strategy.

Finally, we mentioned on our fourth quarter 2010 earnings call in March that we will continue evaluating areas of interest related to imaging for clinical trials.  We have performed both imaging and breast cancer research services for big pharma and clinical research organizations in the past, and we are evaluating growth in this attractive area.  We continue to pursue the entry into this imaging arena.  As we enter the middle of the second quarter of 2011, we remain optimistic about the future of RadNet and look forward to updating you throughout the rest of the year as to our progress of our core business and our more recent initiatives.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:                                        Thank you.  At this time, if you do have a question, please signal us by pressing star, one on your touch tone telephone.  Again, for questions, that is star, one.

We'll go first to Art Henderson with Jefferies & Company.

Art Henderson:                              Hi, thanks for taking the question.  Mark, quick question for you.  Can you tell us where your G&A expense was during the quarter and what we should be kind of expecting looking ahead for the year?

Mark Stolper:                                 Sure.

Art Henderson:                               Mark, if you want to give me a...

Mark Stolper:                                 (Unintelligible).

Art Henderson:                               I can ask you another question while you're looking that up.

Mark Stolper:                                 Our total operating expenses for the quarter were $138 million which includes salaries and professional reading fees of roughly $65 million.

Art Henderson:                               Mm-hmm.

Mark Stolper:                                Stock comp of about a million dollars.  Building and equipment rental of roughly $13 million.  Medical supplies of roughly $8 million.  And sort of a cash-all (sp?) which we call 'other operating expenses' which have billing fees, office supplies, repairs and maintenance, insurance, business tax and license, utilities, et cetera of roughly $30 million.

Art Henderson:                               Okay.

Mark Stolper:                                 (Inaudible).

Art Henderson:                               Go ahead.  I'm sorry, Mark.

Mark Stolper:                                 So what we call our 'cost of operations' is about $115 million.  And what I'm excluding from that $115 million is depreciation and amortization, bad debt and other miscellaneous.

Art Henderson:                               Okay, got it.  And those line items are also—yes, you've got bad debt of 7.9, okay.  All right, I've got it.  On the—you know, I'm encouraged by the comments that you'd made, Howard, around sort of the volume performance that you saw in the first quarter, and I'm curious, in April and May, and I know, you know, we're just in the early parts of May, but are you continuing to see that sort of seemingly good growth recovery that you're talking about?

Dr. Howard Berger:                       Yes, we are, Art.  I think it's largely attributable to the effect on this (sp?) as much as anything else of our management team and marketing efforts.  Towards the end of last year, we began, as you can tell by the cap ex that we spent in the first quarter, we began actually a more aggressive campaign of deploying equipment into some of our regions where we thought they would create a competitive advantage for us, and the early results, which were hard to gauge obviously in January and February, were very encouraging in March and have continued into April.  So, I think while there's not enormous growth from imaging that is occurring at the rates that it used to several years ago, I think our success can be more pointed out at least in the same center growth to effective management, marketing and execution of our business plan - and we do expect that to continue through the year as we ramp up the pressure on our competition and address the needs of our various regions for advancing and improving our delivery of imaging modalities, as well as the other initiatives that we've described here.

Art Henderson:                              That's helpful.  And when you talk about capturing market share, what is the big sort of obstacle that you face when you're out in these individual markets?  Is that a physician has someone that they enjoy referring to and you've kind of got to disrupt that relationship in some way or wait 'til that relationship falters?  I mean what is—how do you capture incremental market share in the field at a local level?

Dr. Howard Berger:                      Probably three things define that.  The first one being the most important, and that is, service, and with some of the IT solutions that we're bringing to the market, our turnaround time for reporting and our ability to more rapidly and efficiently move patients through our sites, is probably the key driver.  But beyond that, we now believe that there is a cycle that we're seeing where, as other competitors exit the industry, thereby closing up shop or by being swallowed up with other operators, that business is getting redistributed and people will tend to look at RadNet centers preferable to other alternatives, such as a hospital or a single modality provider, because of the full range of diagnostic services that we're providing, everything from, you know, the routine imaging of X-ray mammography all to the way to advanced imaging.  And probably a component of it is really just continuing to be the more known player in our market so that as we go in and market the branding, not of RadNet, but of our radiology groups in their various regions, continues to grow.  Most of our radiology groups are adding additional radiologists to handle the additional demand and capacity, and as a result, they're rather well thought of in our market.  So I think those are the three issues here that have traditionally been really the focus of RadNet and are gaining I think a little bit more momentum here given, you know, macro changes in the healthcare imaging industry.

Art Henderson:                              Okay, that's very helpful.  Thanks very much.  Nice quarter.

Mark Stolper:                                 Thank you.

Dr. Howard Berger:                       Thanks, Art.

Operator:                                       We'll go next to Darren Lehrich with Deutsche Bank.

Darren Lehrich:                             Thanks.  Good morning, everybody.  A couple of questions here.  I want to just start out with the question that Beverly.  You know, you're I guess into it now for several months post the restructuring changes you made, and I just wanted to get an update on how that's going and sort of where things settled out and have you had any turnover inside of the radiology group.

Dr. Howard Berger:                      It's—we're really only three to four months into it but we're very pleased with the results so far.  We've had very little, if any, turnover, and in fact we've had some contraction of our staff size, given the fact that the productivity by the average radiologist has gone up significantly.  So, we felt that there would be some cost savings and we're beginning to see those.  I think the majority of those will be seen perhaps in the second, and certainly by the third quarter, because the program was not initiated throughout the Beverly organization all at one time - we broke it down into a Southern California, Northern California region implementation, and the Southern California region just really finished at the end of the first quarter and we began the implementation in Northern California April 1st.  But the early results that are coming in are very, very favorable, not only interesting enough, Darren, from the standpoint of potential savings, but more importantly perhaps, the turnaround time and the backlog of cases to be read has dropped dramatically.  And so there is a service element that we're going to benefit from the switch, I think could be as important for us long term, as the savings.  But we're very encouraged by the early results and pleased on both, as I'd mentioned, the financial and service level.

Darren Lehrich:                             That's great.   And then just to confirm, maybe, in the numbers, Mark - any of the turnover from Beverly - I know it's a separate entity - but when you call out headcount reductions and other things like that from acquisitions, were there any unusual activities or expenses associated with the restructuring in the first quarter that we should be thinking about that ran through the expense side?

Mark Stolper:                                 No.

Darren Lehrich:                             Okay.  So, my other question, just is related to hospital partnerships and maybe just hoping to get a brief update on how you think that initiative is progressing and what kind of prospects are turning up?

Dr. Howard Berger:                      Well, we have a number of prospects that we're working on, both on the East Coast and West Coast.  The early conversation is extremely encouraging.  You know, that's the good news.  The other side of it is, we are dealing with hospitals and hospital systems, and it's easier to watch paint dry than it is sometimes to move these bigger operations inside of a hospital system, but that being said, what I'm very pleased to add is that not only are the opportunities for RadNet with its core imaging capabilities really being very well received, and enthusiastically so by these hospitals, but all of them come with some additional component related to the other initiatives and acquisitions that we've made, and people are recognizing, very readily, that the prospects of RadNet being a kind of a total solutions company for all of their imaging and perhaps other needs, is very attractive.  So, while I am guarded as always with the negotiations and the progress here, the interest level from some rather, you know, substantive parties is at a very high level and the conversations and negotiations are at a fever pitch.  But, again, I only caution that the process is a slow one given that most hospitals and hospital systems are not capable of acting as quickly as RadNet is in trying to forge these opportunities.

Darren Lehrich:                             That's helpful.  And last question here, just I know Art was asking that the market share that you're referencing, I just want to maybe step back and ask about just in the quarter, the last two quarters where you've seen this more positive growth trend, has it been fairly broad based?  Can you just maybe characterize for us on a local level, regional level, how the volume is transpiring across your portfolio?

Dr. Howard Berger:                      It appears to be fairly broad based.  Again, you know, because of the size of RadNet in the markets that we're in, we're also getting more traction with regional marketing and contracting.  Meaning that we can go to payors and others that want to use the network as a whole and see the value of both the quality and the access that the network provides, while just really dealing with the one operation, if you will, one company, and not having to do multiple fee schedules.

I think there's another issue in there also, Darren, is that, some of the drivers in our conversations with hospitals as well as in general, are really driven by the fact that payors prefer outpatient imaging centers from a reimbursement standpoint, and I think that as that becomes more and more obvious to many of the payors, we think there's going to be initiatives to drive business away from hospitals and into freestanding imaging centers primarily based on both service and differential cost.  In a perverse way, it works for us both to drive more volume, which I think has begun happening, but it also incents the hospital systems to kind of marry up with RadNet so they can provide with us a more comprehensive solution for imaging and protect some of their volume.  So, I think a lot of the initiatives that we started in the fourth quarter and continued into the first quarter, in the way of deploying new equipment and upgrading equipment, has been pretty evenly distributed throughout both the East Coast and the West Coast, and we're seeing the benefits of that, along there's perhaps galvanizing on a greater effort some of the hospital based work to move into outpatient centers.  So, I don't think I could describe this to any particular market more than others, but it is a rather across the board improvement that we're very encouraged by because it isn't just in one region.

Darren Lehrich:                             That's great.  I appreciate it.

Dr. Howard Berger:                       Thanks, Darren.

Operator:                                        Moving on to Chad Vanacore with Morgan Keegan.

Chad Vanacore:                              Good morning.

Mark Stolper:                                 Good morning.

Dr. Howard Berger:                       Good morning.

Chad Vanacore:                             Hi.  So, it looks  capitation may shift a little bit in the quarter, would you say is that a function of the number of covered lives that you have or is that just adding facilities without capitation and the business model?

Mark Stolper:                                Yes, it hasn't shifted much.  I mean I think it's still around 15% which is where it's been hovering.  I mean it's down—it goes down slightly or up slightly, depending upon, you know, other revenue that we might see in the quarter and business mix.  So nothing really has changed with our capitation business, it still remains strong.  We haven't lost any contracts.  In fact we're out there talking with additional medical groups about more capitated opportunities.  So really nothing has changed on that book of business for us.  We still enjoy it, and as one of our favorite books of business, one where we have no bad debt associated with it, one where we don't have any cost of billing and collecting, and because we get in the month that we render the services, we have no cost of carrying receivables so we're able to price it very effectively and attractively for the medical group partner while still being able to enjoy a nice margin on that business because of the financial benefits that we receive in particular.

Dr. Howard Berger:                      Let me weigh in on something also, which is very preliminary, that dirty little word that used to be very much the target on our back, capitation, has suddenly become a little bit more fashionable, and the conversations surrounding capitation or perhaps other forms of risk sharing, are essentially what's in the heart of the ACO or accountable care organization concept.  And so we're very pleased with the tone of conversations and the conceptual opportunities that we have to take some of what we've honed some very unique skills on the West Coast and start exporting those to the East Coast and have at least found that the initial receptivity by payors and others there has a totally different tone to it than it has in the past.  So, hopefully in the future we can and will be reporting progress in that arena, but it is a very interesting feature here for somebody that's been in the business as long as I have and has done capitation probably for maybe close to 20 years, suddenly to find it to be an attractive term that has begun resonating with other payors and other groups to be a part of what may be on the horizon for economic reform within the health industry.

Chad Vanacore:                             All right.  And then maybe you can give us a little more color on your acquisitions year-to-date.  It looks like you did a couple of in the first quarter, and then I know you closed on some subsequent to quarter end.  And maybe you can throw in an update on your acquisition pipeline, maybe some expectations for the year.

Mark Stolper:                                Sure.  We did one, I call it 'material acquisition' in the first quarter which early in January we completed the previously announced acquisition of Imaging On Call.  And I say it's material not because of its size - I mean the purchase price was between 5 and $6 million - but material because it has the capability to the Company in the teleradiology business that allows us to service hospital partners, health systems, accountable care organizations and it represents a new and interesting and very large potential market for RadNet to enter.  So, that was the main acquisition we completed during the quarter.  We did a very small acquisition of a one practice, one doctor practice up in San Francisco, Dr. Stewart London (sp?) who operates in Oakland, which we consolidated his operations into one of the existing RadNet facilities.  So we really didn't bi-purchase (sp?)—or purchase a plant and equipment, we really bought a book of business and predominantly goodwill and other intangibles up there.  And then we did a very, very small radiology—a teleradiology acquisition during the quarter where we purchased from TeamHealth a number of total (sp?) radiology contracts that they had as a non-core asset and we bought that through Imaging On Call.  Subsequent to the quarter, in early April, we purchased a number of facilities in the Maryland marketplace from a group called Diagnostic Health Corporation, which was owned by a small private equity firm here in Los Angeles, who have—who purchased those facilities as part of a large acquisition they did a number of years ago of the old Health South Imaging business, and Diagnostic Health Corporation has been divesting themselves of a number of assets and those were the assets that we had a keen interest in as they made good—a great fit with our Maryland operations.

Dr. Howard Berger:                      As far as the pipeline is concerned, we're in discussions or evaluating a number of opportunities and I'd say our pipeline is about the same as it has been for probably the last year.  If anything, we're getting perhaps more inbound calls than we have in the past, but we're not in any rush to make acquisitions and we're certainly not in need of going out and knocking on doors.  And the quality of the potential acquisitions we believe is also actually improving and that the issue of consolidation is now more a matter of a generally recognized need than it might have been a year ago.

Chad Vanacore:                             All right.  Thanks a lot.

Mark Stolper:                                 Thanks, Chad.

Operator:                                       We'll go next to Henry Reukauf with Deutsche Bank.

Henry Reukauf:                             Hey, guys.  Just a couple of questions.  I think, Mark, I know you addressed this on the, in your prepared remarks about the $5 million reserve that you put for the pelvic and abdominal scans that were consolidated or bundled payment rate.  Just in terms of what's gone on I guess with the issue since the things went into effect, I mean did the commercial payors kind of en masse switch to a, you know, to the consolidated payment, the bundled payment or are you just—is it a one-off type of a situation where you're just having to negotiate through it?  I mean just what's the context of the, of what's going on so far?

Mark Stolper:                                Sure.  It's more of the latter than the former - meaning each individual insurance company is treating it differently.  So what we did at the beginning of the year is we made our best estimate of private payor adoption of this CT bundling issue, and we estimated that's the $5 million, which is in addition to the $3 million, that we could fairly accurately quantify from the Medicare book of business.  At this point, we still feel comfortable with that estimate of $5 million.  We have been going back and forth with many different payors, both on the East Coast and the West Coast, and in some cases we've held some bills retroactively because we wanted to make sure that we got paid.  Whenever we complete the negotiations, we get paid on what we determined was fair with the payor.  In other cases, we've had great success, in particular here on the West Coast - I'd say we're probably ahead of plan.  On the East Coast it's taking a little bit longer to get through some of these negotiations.  So at this point with the visibility that we have, we feel comfortable with the $5 million number that we've estimated on the private payor adoption.  But I think we'll have a lot more to say about that estimation, you know, come 90 days when we report our second quarter numbers.

Henry Reukauf:                             Okay.  And, Howard, you mentioned on the positive volumes, you said that you're getting a lot of traction from some of the investments you've made since the fourth quarter and first, I guess I'm not quite sure what those investments were - I didn't really understand what you were saying - is it a cash investment that you've made in terms of equipment?  You know, could just go into that a little bit more and just discuss that?

Dr. Howard Berger:                      Yes, it's primarily the cash investment that we've made in equipment primarily surrounding two modalities.  One is MR and the other are some more recently acquired sites that we've now upgraded for digital mammography - that's where we see the biggest growth.  On the MR side of it, some of the newer open bore (sp?), open high field magnets, we began putting those into several centers towards the end of the year and beginning of—and into the first quarter, and we have found in several cases where we've upgraded that equipment, our volume has gone up significantly and we think that's really not new cases that are being done but rather cases that are coming to us rather than other providers that don't have the same level of technology and don't have the same opportunity to upgrade their equipment because of lack or availability of capital.  But it is primarily on the MR side where, as you may have seen from our volumes, that have gone up on a same store center basis, maybe a little disproportionately to some of the other imaging.  But I—to perhaps answer your question, Henry, a little bit more specifically, they were the cash investments that we made primarily in equipment.

Henry Reukauf:                             Okay.  And then I got on a little late, I don't know if you'd said or not but - what was the growth rate - do you have the growth rate for year-over-year basis on a same store basis adjusted for weather?  I know that was a big issue last year.

Mark Stolper:                                Yes, so overall volume year-over-year on a same center basis was 5.8%...

Henry Reukauf:                             Okay.

Mark Stolper:                                 ... growth.

Henry Reukauf:                             And then since last year I think there was—I know we had the adjustment of $3.5 million, you know, the EBITDA, I think that's what it was, there was a very distinct impact for weather - can you—if you normalize for that, what do you think the same store would have been?

Mark Stolper:                                Oh, we had weather issues—last year's weather issues were primarily focused on the Mid-Atlantic region, particularly Maryland and Delaware, where we did an analysis last year to quantify what we believe to be the impact of the closures we had—you know, we could quantify how many days those sites were closed.  Because weather was less of an issue, although we did have some adverse weather in the New York metropolitan area, in particular, and our Hudson Valley operation as well as the Northern New Jersey operation, we just didn't quantify it this year.

Henry Reukauf:                             Okay, so...

Mark Stolper:                                We expect to have seasonality in our business each year.  I think last year was extraordinary.  This year, in our viewpoint, was normal seasonality.  We'll see what next year brings.

Henry Reukauf:                             Okay.  So I know you talked about April, April you're still seeing that, you know, mid single-digit growth - because that's fantastic growth - but that's continuing in—past the time of the severe weather.

Dr. Howard Berger:                      Yes, we're seeing very good volumes.  We saw volumes rebound on the East Coast very substantially in March.  It's really kind of continuing, those volumes, that if they hold up, are very encouraging for our second quarter results.

Henry Reukauf:                             Okay.  Because I think the high side of your guidance talked about a 2%—you're only looking for 2% sort of same store sales growth and would get you to the high end of your guidance - so where are the—I mean if this is—if 5 or 6% is correct, that's, you know, we should be well on the high end of the guidance.

Dr. Howard Berger:                      Well I think it'll be more telling what our second quarter results are because given the seasonality issues and issues with deductibles in the first quarter, I'm not sure I would draw too many conclusions about the sustainability of mid single-digit growth and when we compare our second quarter, which wasn't challenged last year by seasonality with this year, I think it'll be a much better barometer of how the centers themselves are tracking from a true growth standpoint without the noise and just the disturbance, if you will, around seasonality.

Henry Reukauf:                             But it's still good.

Mark Stolper:                                Yes, I just want to also make one comment, Henry, and I want to make the distinction between same volume growth and sales growth.  Because pricing plays a key factor and because we have anticipated this CT bundling issue, what we've done is when we accrue our revenue each quarter, and we use collection rates based upon the estimation of future collectability of the billings of that particular month or quarter, we've lowered our collection rates.  So we've essentially, you know, lowered "pricing" in our own accrued, you know, revenue accrual model, so even though our same center volume increase is 5.8%, our same center sales this quarter was 2.7%.

Henry Reukauf:                             Okay, gotcha.  All right, thanks very much.

Mark Stolper:                                 And business mix also plays a factor.

Henry Reukauf:                             Yes.  Thanks so much.

Operator:                                       We'll hear now from Miles Highsmith with RBC Capital Markets.

Miles Highsmith:                            Hi, good morning, guys.  Maybe I'll come at that a little bit differently.  So if your volumes are up 5.8% in the quarter, you guys did a little bit of share, Howard, I'm wondering maybe if you can just give us a directional sense as to how the market was growing - was it positive, was it closer to flattish?  Anything even broadly you can give us a sense of there?

Mark Stolper:                                Let me answer that, Miles.  You know, we have often talked about some data that we look at internally here that's provided by IMS Health, you know, the consultancy company that tracks physician office visits to both primary care and specialist physicians, and we were a little surprised this quarter.  Generally speaking, directionally we find if our same store sales are—or our same center volumes are off we find that the IMS Health numbers are generally positive.  If we've seen declines or pressure in our markets, we've generally directionally agreed with the IMS Health on the downside.  This quarter the IMS Health data showed a 3.1% decline in physician office visits relative to the first quarter of 2010, which is opposite of our experience in our markets, and slightly opposite, frankly, from what the clinical laboratories, Quest and LabCorp, reported this quarter as well.  So, one, it's hard to say how accurate or not those IMS Health numbers are, but what I would glean from that data point is that I suspect, and part of this comes out of diligence that we—diligence information that we receive when we look at consolidating small operators in our market, and what we're seeing is that we're enjoying a better same store—or same center volume experience than they are.  In fact, what we've seen in the first quarter was that many of our competitors were down on a same center volume and we were up.  So, what we're gleaning from this is that our folks in the field are doing a pretty good job from a marketing and a business development standpoint and we believe that we're taking some share from our competitors, which obviously makes us pleased.

Dr. Howard Berger:                      That, and along with, there are smaller competitors that had just folded up.  So, you know, I often like to portray when I speak at conferences, that, you know, even with a 2% growth rate, which is fairly nominal, the way I ask our team to look at this is that by and large we think it's pretty much a zero-some game right now and to the extent that we're growing, I think it's more because of us getting more market share from either other operators who are suffering or don't have the same resources that RadNet does, or those that are folding, or the third component is I still believe that there is a leakage or a transition out of the hospital space.  But I don't think that the overall number of imaging exams is materially changing - and that I think is borne out, as Mark said, by the IMS data, because if there's less doctor visits there's going to be fewer studies ordered and that perhaps is being somewhat offset by the fact that as the aging population and the population increases, there should be more imaging done.  So you've got a balance of two forces there, which I think are counteracting each other and probably are creating, as I said, pretty much a zero-sum game so that our increase I think is more attributable to the effectiveness of our strategy and marketing efforts.

Miles Highsmith:                            Okay, great.  That's helpful.  And then just to verify, the LTM that you gave, the 111.4, is not giving a full year effect to recent acquisitions - just want to make sure I'm understanding that correctly.

Mark Stolper:                                Correct, it's a true trailing twelve month number based upon the EBITDA that we've reported over the last four quarters.  But it does not pro forma or annualize any acquisitions that we've completed in the last 12 months.  So that's the EBITDA of those acquisitions from the day of completion through the end of the first quarter but it's not a full year number.

Miles Highsmith:                            Right.  Okay.  And then the last one for me - Howard, I guess.  Just anything - this is a hard question to answer maybe - but as we come up to the physician fee schedule proposal this summer, later in the summer, is there anything even generally that you're maybe hopeful for or concerned about, things that are being talked about, the lobby's focused on, the industry's focused on, anything comment-worthy there?

Dr. Howard Berger:            .         Well I think it's hard to comment on, you know, the uncertainty of the whole legislative and reform process and where it's going to take us.  I am not particularly concerned about the doctor fix issue, if that's what we want to call it.  I think it'll be extended for at least a year if not, I've heard talk around three years.  What I do think is gaining some momentum, and clearly even if it doesn't get pushed through in a reform or legislative way, it is starting fortunately to create the visibility.  And that is, the stark (sp?) loophole for the in-office exemption and self-referral.  I believe that while none of us can count on the legislators enacting something that may fly in the face of lobbyists that are a little bit more powerful in Washington than the Imaging Coalition, I do think that there is an enormous amount of public backlash as well as payor backlash, and the results are clearly evident now that it is a form of, not just over-utilization, but I'll go even so far as to say, abuse.  And I think that, in my conversations with several of the equipment manufacturers, the amount of equipment being sold into the non-radiologist space for imaging, particularly advanced imaging, has dropped off precipitously almost to the point where I think at this time it's inconsequential..  And, in particular, in Maryland, where we have perhaps our biggest market, the legislation that has been on the books since 1992 or '93, has now faced its last challenge and is in fact been law that is now going to be enforced and we're finding a number of pay—of the non-radiology physicians exiting their plan and we are helping with that to accelerate the process.  And I think that in and of itself sends the message that this cannot and will not be tolerated, and as payors in other states become more constrained in their own, you know, debt issues and need for reform, this is going to be very, very high profile as a way of cutting back, not only on cost, but I think taking out something which is a very serious conflict of interest that the physicians are faced with that tend to go into this area.  So if it's one place - that's a long answer which I'm famous for to answering a simple question - but I think the place to look at is the continued pressure to close exemption and also look at other ways to reign-in (sp?) utilization which I think is also a function of how you might see hospitals partnering by us and others as well as accountable care organizations.

Miles Highsmith:                            That's great.  Thanks for all your thoughts, guys.

Operator:                                        We'll go now to Elie Radinsky (sp?) with BTIT (sp?).

Elie Radinsky:                                Yes, first of all, congratulations on a nice quarter.  The question that you had on capitation, you've been speaking about that today and at conferences and bringing (sp?) capitation to the East Coast - have you number one, signed any capitated contracts?  And if you are, either signing or negotiating, are you negotiating for the entire book of radiology diagnostic imaging business for that payor or only for a portion of it?

Dr. Howard Berger:                      Hi, Elie.  The—I'll answer it, it's a two-part answer.  We do have a couple of small capitation contracts that are not new on the East Coast but it's not exactly unchartered waters for us on the East Coast.  But more specifically, conversations that we are thinking about or may have just begun would look at capitating a—and perhaps the term capitation may be used a little bit loosely - you know, we're talking about some kind of a risk sharing models that may be a little bit different than here in California.  But that would take into account the full range of radiology services, which are a mainstay of what RadNet does, along with doing it for a large region.  So it'll be done on a region by region basis as opposed to let's say a whole state where we may only be represented in a couple of markets.  But, generally speaking, if we're going to take risks then we're going to go ahead and make certain that we manage, within our network of centers or other centers that become part of our network through affiliations, will be the beneficiaries of that volume.

Elie Radinsky:                                Okay, great.  And you'd made a comment to the effect that, in a few years from now you expect there to be less radiology centers than there are now - with the exception of the self-referral issue which may or may not get passed, now what leads you to that conclusion?

Dr. Howard Berger:                      Well I think that process has already begun in a number of the markets that we're in as well as others that we observe.  The number of centers closing has dramatically accelerated here in the last six months to a year, and so that along with the fact that I don't believe that the industry either needs or is having many new centers built, I think will ultimately create a lessening or a contraction of the number of centers.  And I say it both because of some of our own anecdotal information inside the markets.  We are not, you know, exactly immune from it ourselves because sometimes when we do acquisitions, for example, the one that Mark was talking about up in Northern California in Oakland, we essentially bought a center and closed it and moved that business, if you will, to a center that was two blocks away.  So there's an example, even within what RadNet itself does, that is causing internal consolidation as well as the general consolidation in the industry.  I think it's probably well believed that there is over-capacity, at least when it comes to advanced imaging.  And even if that isn't the case, which I do believe it is, it certainly is the perception in Washington that there is way too much in the way of capacity right now and that shrinkage is both desirable and necessary in order to reign in over-utilization and control cost.

Elie Radinsky:                                Okay.  On the software side, given the fact that the government is now paying physicians to move them to electronic health records and diagnostics and PAC system should be part of that, did you have any desire or capabilities today even in order to avail yourself of some of that money or to help other physicians, hospitals, group practices in converting their—the radiology portion of the electronic health records?

Dr. Howard Berger:                      The short answer is yes, and we're actively involved in that.  We have an internal team that we've augmented our development with—in the first quarter for meaningful use implementation, which we hope to achieve by the end of this year.  I think that's what you may be talking about just in...

Elie Radinsky:                                [Talk over], so you've applied for meaningful use certification?

Dr. Howard Berger:                      Well we will be applying for it within the timeframe of the guidelines as soon as we have the tools designed to demonstrate that we're capable of it.  What I'm saying is, is that it is something that we are actively pursuing in terms of the development side of this and hope to benefit both our radiology partners, ultimately our hospital partners and the Company with the implementation of it.  But it is a specific project that we have hired some additional software developers to accomplish within this fiscal year.

Elie Radinsky:                                Okay.  Thank you very much.

Dr. Howard Berger:                       You're welcome, Elie.

Operator:                                        And at the moment we have no further questions.  I'll turn the conference back to you all for closing remarks.

Dr. Howard Berger:                     Okay.  Well, thank you, Operator.  Again, I'd like to take the opportunity to thank all of our listeners and questioners and shareholders for their continued support.  And employees of RadNet for their dedication and hard work.  Management will continue to endeavor to be a market leader that provides great services with an appropriate return on its investment for all stakeholders.  Thank you for your time today and I look forward to our next call.

Operator:                                        That concludes today's conference.  Thank you all for joining us.